UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________

SCHEDULE 14A
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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

(Check the appropriate box):
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

ALLIED GAMING & ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
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Allied Gaming & Entertainment Urges Stockholders to Take Caution Against Misleading and Factually Incorrect Statements Issued by Knighted Pastures Regarding ISS Report

ISS Recommends Withhold Votes on Five of Six Board Candidates Proposed by Knighted Pastures

New York, NY (July 26, 2025) – Allied Gaming & Entertainment, Inc. (NASDAQ: AGAE) (the “Company”, “AGAE” or “Allied”), a global experiential entertainment company, announced today that a leading independent proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended withhold votes on five of the six director candidates that Knighted Pastures, LLC (“Knighted” or the “dissident”) has proposed at AGAE’s upcoming combined 2024/2025 Annual Meeting on August 4, 2025. The Company also urges stockholders to take caution against relying on statements made by Knighted in its press release on the ISS recommendation.

Of particular note, Knighted’s claim that ISS recommended stockholders to vote for the election of Knighted’s Class B director candidates to the Company’s Board of Directors is factually incorrect. In fact, ISS recommended that stockholders vote for just one of Knighted’s candidates, Roy Choi. Allied has previously offered Roy Choi a Board seat in an attempt to settle the proxy contest and related litigation but Mr. Choi has refused this offer.

In addition, ISS recommended stockholders vote against Knighted’s proposal to remove Mr. Yangyang Li, AGAE’s Chairman of the Board, CEO and President, from the Company’s Board of Directors. ISS also recommended stockholders support AGAE’s candidate Roy Anderson.

Additional findings from the ISS report that AGAE stockholders should consider include:(1)

•	“The dissident has presented a case for only limited change.”

•	“[S]upport for class B dissident nominee Choi is warranted. Shareholders should withhold votes from all other dissident nominees...”

•	“Over all periods of measurement through the unaffected date, AGAE's TSR outperformed the median of its peers…”

•	“TSR over the one-year period is positive…”

•	“[T]he company's cash balances remain healthy…”

The Allied Gaming Board of Directors has been and remains committed to acting in the best interests of all stockholders and unanimously recommends that stockholders vote "FOR" all six of AGAE's director nominees standing for election – Jingsheng (Jason) Lu, Guanzhou (Jerry) Qin, Mao Sun, Roy Anderson, Yushi Guo and Chi Zhao – on the WHITE proxy card today.

PROTECT YOUR INVESTMENT IN ALLIED GAMING. REJECT ROY CHOI AND HIS NOMINEES BY VOTING THE WHITE PROXY CARD TODAY “FOR” ALL SIX OF ALLIED GAMING’S NOMINEES, AND “WITHHOLD” ON THE THREE KNIGHTED NOMINEES

WE URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM THAT MAY BE SENT TO YOU BY KNIGHTED.

If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy advisers, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 or by email at AGAE@mackenziepartners.com

Remember, you may be able to vote your shares by telephone, internet, and QR code voting may be available. Please refer to your proxy card/voting instruction form for details.

If you have any questions or need assistance in voting
 your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.

7 Penn Plaza, #503
New York, New York 10001
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: AGAE@mackenziepartners.com

Advisors
Paul Hastings LLP is serving as legal counsel, MacKenzie Partners, Inc. is serving as proxy solicitor and ADDO IR is serving as strategic communications advisor to AGAE.

About Allied Gaming & Entertainment
Allied Gaming & Entertainment Inc. (Nasdaq: AGAE) is a global experiential entertainment company focused on providing a growing world of gamers and concertgoers with unique experiences through renowned assets, products and services. For more information, visit alliedgaming.gg.

Forward Looking Statements
This press release contains certain forward-looking statements under federal securities laws. Forward-looking statements may include our statements regarding our goals, beliefs, strategies, objectives, plans, including product and service developments, future financial conditions, results or projections or current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of such terms, or other comparable terminology. Specific forward-looking statements include, but are not limited to, statements regarding our ability to execute on strategic and business plans and drive stockholder value, our projections on Allied Gaming’s future financial performance and expense structure and our beliefs on the impact of Knighted director nominations and other actions of Knighted on the performance of the Company. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors, many of which are outside our control, that may cause actual results to be materially different from those contemplated by the forward-looking statements. The inclusion of such information should not be regarded as a representation by us, or any person, that the objectives of Allied Gaming will be achieved. Important factors, among others, that may affect actual results or outcomes include: risks associated with our strategy, future direction or governance; the substantial uncertainties inherent in the acceptance of existing and future products and services; risks associated with our ability to retain key personnel; risks related to our common stock and the listing of our common stock on the Nasdaq Capital Market; risks associated with intellectual property; uncertainty around current and potential litigation and related legal expenses; and general economic, political and market conditions and events. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein and other risk factors discussed from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on June 9, 2025, as well as subsequent reports filed with the SEC. Readers are also urged to carefully review and consider the various disclosures we made in such Annual Report on Form 10-K and in subsequent reports with the SEC. We assume no obligation and do not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Investor Contact:
Addo Investor Relations
ir@alliedgaming.gg

Bob Marese
MacKenzie Partners, Inc.
1-800-322-2885

(1) Permission to quote ISS was neither sought nor obtained. Emphases added.